Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-30515, 333-106092, 333-117773, 333-138208, 333-138212 and 333-143391) and Registration Statement on Form S-3 (No. 333-156542) of TIB Financial Corp., of our report dated June 23, 2011 relating to the statement of assets acquired and liabilities assumed by NAFH National Bank (subsidiary of North American Financial Holdings, Inc.) of First National Bank of the South, which appears in the Current Report on Form 8-K of TIB Financial Corp., dated July 13, 2011.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

July 13, 2011